A.X.R. Development Corporation, Inc.
                     9005 Cobble Canyon Lane
                        Sandy, Utah 84093

                 PRESS RELEASE-December 15, 1998

     Sandy, Utah. A.X.R. Development Corporation, Inc. ("AXR") announced today that it has entered into a letter of intent with Dancor, Inc. ("Dancor"), based in Draper, Utah, to acquire all of the issued and outstanding shares of common stock of Dancor in a tax-free, stock-for-stock reorganization. In accordance with the terms of the letter of intent, the shareholders of Dancor will acquire 95% of the outstanding shares of AXR following the Reorganization Agreement with AXR. It is anticipated that after the closing of the transaction, the current shareholders of AXR will own approximately 1,000,000 shares and that the shareholders of Dancor will be issued approximately 19,500,000 shares, including shares reserved for issuance in accordance with outstanding Dancor stock options. The reorganization is scheduled to close on or about December 31, 1998, subject to the execution of definitive agreements by AXR, Dancor and the shareholders of Dancor. AXR has no current operations while Dancor is engaged in research and development, manufacture, marketing, sales and distribution of a proprietary coating product called Vitroseal (trademark).

     Pending the completion of the Reorganization, AXR's name has been changed to "Advanced Coating Technologies, Inc."; the Company effected a 23 for 1 reverse split of the outstanding stock, effective December 10, 1998; and its OTC Bulletin Board symbol has been changed to "ACTG."

     Dancor owns the rights to the Vitroseal process. The process is based on inorganic silicate chemistry that makes superior, bright, clear, corrosion-protective coatings on metal surfaces. Vitroseal is a waterborne coating which emits no organic vapor emissions so is environmentally friendly. Dancor is currently focused on refining Vitroseal for use in coating truck and car tire rims for protection and aesthetics.

     For further information, contact David Merrell, President of AXR (801-942-0555), or John W. Nagel, Chief Financial Officer of Dancor (801-553-8753).